Exhibit 99.6

CODEXIS, INC.

2019 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE AND

RESTRICTED STOCK AWARD AGREEMENT

Codexis, Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), the number of shares of the Company’s common stock, par value $0.0001, set forth below (the “Shares”). These Shares are subject to all of the terms and conditions as set forth herein and in the Plan and the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Award Agreement”) (including without limitation the Restrictions on the Shares set forth in the Restricted Stock Award Agreement), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Award Agreement.

Participant’s Name:	__________________________________________________________

Grant Date:	__________________________________________________________

Total Number of Shares of Restricted Stock:	__________________________________________________________

Vesting Schedule:	[To be indicated in individual grant notices]

Termination:	Subject to Section 2.2 of the Restricted Stock Award Agreement, if Participant ceases to be an Employee, Consultant or Director prior to the applicable vesting date, all Shares of Restricted Stock that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By executing this Grant Notice below, or clicking the Acceptance button below if applicable, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Award Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Award Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Award Agreement. In addition, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.2(d) of the Restricted Stock Award Agreement by (i) withholding Shares otherwise releasable to Participant upon vesting of the Shares, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise releasable to Participant upon vesting of the Shares and submit the proceeds of such sale to the Company or (iii) using any other method permitted by Section 2.2(d) of the Restricted Stock Award Agreement or the Plan.

CODEXIS, INC.:	Only fill out the below if you are filling out a paper copy – otherwise, please leave it blank.

By:	PARTICIPANT:
Print Name:	By:
Title:	Print Name:

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (the “Agreement”) is attached, Codexis, Inc., a Delaware corporation, (the “Company”), effective as of the Grant Date set forth in the Grant Notice, has granted to Participant an award (the “Award”) consisting of the number of shares of restricted stock set forth in the Grant Notice (the “Shares”) under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”), subject to the restrictions and risk of forfeiture set forth herein.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK

2.1 Grant of Restricted Stock.

(a) Award. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration which the Committee has determined exceeds the aggregate par value of the Shares, effective as of the Grant Date, the Company has issued to Participant the Shares. Participant is an Employee, Director or Consultant of the Company or a Subsidiary of the Company.

(b) Book Entry Form. At the sole discretion of the Company, the Shares will be evidenced by documenting the Shares in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer and risk of forfeiture imposed pursuant to this Agreement; or (ii) certificate form pursuant to the terms of Sections 2.1(c) and (d) hereof.

(c) Legend. Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or shall have been removed and the Shares shall thereby have become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Committee):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BY AND BETWEEN CODEXIS, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d) Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint may retain physical custody of any certificates representing the Shares until all of the Restrictions imposed pursuant to this Agreement lapse or shall have been removed.

(e) Delivery of Certificates Upon Vesting. As soon as administratively practicable, and, in any event, within sixty (60) days, following the vesting of any Shares subject to the Award pursuant to Section 2.2(b) hereof, the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form which have vested or deliver to Participant a certificate or certificates evidencing the number of Shares subject to the Award which have vested. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company. The Shares with respect to which such notations have been so removed or certificates so delivered shall no longer be subject to the Restrictions hereunder. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.2(e)(i), (ii) and (iii) hereof, then the Shares shall be issued pursuant to the preceding sentences as soon as administratively practicable after the Committee determines that Shares can be issued in accordance with Sections 2.2(e)(i), (ii) and (iii) hereof.

2.2 Restrictions.

(a) Forfeiture. Upon Participant’s Termination of Service for any or no reason, any Shares subject to the Award that have not vested in accordance with this Agreement (after giving effect to any accelerated vesting pursuant to Sections 2.2.(b) or 2.2(c) hereof or any other written agreement or plan between Participant and the Company) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. Subject to Sections 2.2(b) and 2.2(c) hereof or this Section 2.2(a), no portion of the Award which has not become vested as of the date on which Participant incurs a Termination of Service shall thereafter become vested. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.5 hereof and the exposure to forfeiture set forth in this Section 2.2(a).

(b) Vesting and Lapse of Restrictions. Subject to Sections 2.2(a) and 2.2(c) hereof, the Shares subject to the Award shall vest and Restrictions shall lapse in accordance with the vesting schedule set forth on the Grant Notice, contingent upon Participant’s continued employment or services through such dates.

(c) Acceleration of Vesting. Notwithstanding Sections 2.2(a) and 2.2(b) hereof, if a Change in Control occurs and the Award is not assumed or substituted by a successor corporation in accordance with 12.2(d) of the Plan, then immediately prior to the consummation of such Change in Control, all forfeiture restrictions on the Award shall lapse in accordance with Section 12.2(e) of the Plan.

(d) Tax Withholding. Notwithstanding any other provision of this Agreement (including without limitation Section 2.1(b) hereof), no new certificate shall be delivered to Participant or his or her legal representative and no notation on the books and records shall be removed unless and until Participant or his or her legal representative shall have paid to the Company the full amount of all federal and state withholding or other taxes applicable to the taxable income of Participant resulting from the grant of Shares or the lapse or removal of the Restrictions.Such payment shall be made in such form of consideration acceptable to the Company which may, in the sole discretion of the Company, include:

(i) Cash or check;

(ii) Surrender of shares of Common Stock (including, without limitation, shares of Common Stock subject to the Award that would otherwise be vesting) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payment required; or

(iii) Other property acceptable to the Company in its sole discretion (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Common Stock for which the Restrictions are then subject to lapse, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale).

The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Share in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the Award or the issuance of Shares hereunder.

2.3 Conditions to Delivery of Common Stock. Subject to Section 2.1 hereof and Section 10.4 of the Plan, the Shares issued under this Award , or any portion thereof, may be either previously authorized but unissued shares of Common Stock, treasury shares of Common Stock or issued shares of Common Stock which have been reacquired by the Company on the open market. Such Shares shall be fully paid and nonassessable.

2.4 Rights as Stockholder. The holder of the Award shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of any Shares unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Award.

3.2 Tax Consultation. Participant understands that Participant may suffer adverse tax consequences in connection with the Shares issued pursuant to this Award (and the shares issuable with respect thereto). Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the Award and the issuance of Shares with respect thereto and that Participant is not relying on the Company for any tax advice.

3.3 Tax-Related Items. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction (collectively, “Tax-Related Items”) that is attributable to (a) the grant, or any benefit derived by Participant from, the Award, (b) the issuance to Participant of the Shares or (c) the disposal of the Shares.

3.4 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of this Award and the lapse of the Restrictions in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Shares under the Award then outstanding and the number and kind of securities that may be issued in respect of the Award. Participant acknowledges that the Award is subject to modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.5 Restricted Stock Not Transferable. During the lifetime of Participant, until the Restrictions lapse, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Award and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.5 shall not prevent transfers by will or applicable laws of descent and distribution.

3.6 Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.8 Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.11 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, Committees, successors and assigns.

3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Award, the Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14 Tax Withholding and Section 83(b) Election. Participant understands that Section 83(a) of the Internal Revenue Code taxes as ordinary income the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares at the time the Restrictions on such Shares lapse. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Grant Date, rather that at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days of the Grant Date. In the event Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such thirty (30) day period. Participant understands that in the event an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares as of the Grant Date. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder, and does not purport to be complete. PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING PARTICIPANT’S 83(b) ELECTION, AND THE COMPANY HAS DIRECTED PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF PARTICIPANT’S DEATH.

PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE RESTRICTIONS ON THE UNVESTED SHARES.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF THE SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

3.15 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

3.16 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

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